Cherry Bekaert LLP
CPAs & Advisors

May 18, 2020

United States Securities & Exchange Commission
Division of Corporate Finance
100 F Street, NE
Washington, D.C. 20549
Via email @ DCAOLetters@sec.gov

To Whom It May Concern:

We have read the following paragraphs of Item 4.01 included in the Form 8-K filed May 18, 2020 of Sonnet BioTherapeutics Holdings, Inc., and we are in agreement with the statements contained in these paragraphs related to our firm.

We have no basis to agree or disagree with other statements made under Item 4.01.

Very truly yours,

Cherry Bekaert LLP

CHERRY BEKAERT LLP